RETENTION AGREEMENT

THIS RETENTION AGREEMENT (this “Agreement”) is entered into as of June 23, 2026 by and between Bio-Techne Corporation, a Minnesota corporation (the “Company”), and [Executive Officer] (“Employee”).

W I T N E S S E T H

WHEREAS, Employee is currently employed by the Company or one of its affiliates and Employee’s services and knowledge are valuable to the Company;

WHEREAS, the Company, Merck KGaA, Darmstadt, Germany (“Parent”), and EMD Holdings NewCo, Inc., a Minnesota corporation and wholly-owned subsidiary of Parent (“Merger Sub”) currently intend to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger” and the date on which the Merger is consummated, the “Closing Date”);

WHEREAS, the Compensation Committee of the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to secure Employee’s continued services and to ensure Employee’s continued dedication until the Closing Date; and

WHEREAS, the effectiveness of this Agreement shall be contingent upon the execution of the Merger Agreement and this Agreement shall become effective, if at all, upon the execution of the Merger Agreement by the parties thereto (such date of execution, the “Effective Date”).

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the Company and Employee hereby agree as follows:

1.Retention Bonus. Subject to the terms of this Agreement, the Company shall pay to Employee a retention bonus in an amount equal to $[______] (the “Retention Bonus”), provided that (a) Employee remains continuously employed by the Company or any of its affiliates from the Effective Date until the earlier to occur of (i) the Closing Date and (ii) the date on which the Merger Agreement is terminated in accordance with its terms (the earlier to occur, the “Vesting Date”), and (b) Employee timely executes (and does not revoke) a release of claims in the form provided by the Company within 45 days following the Vesting Date and allows such release to become effective and irrevocable in accordance with its terms. Except as provided in Section 2, the Retention Bonus shall be paid to Employee as soon as administratively practicable following the Vesting Date, but in any event no later than 60 days following the Vesting Date. Such payment shall be subject to usual and customary deductions for withholding taxes and similar charges, and customary employee contributions to employee benefit programs in which Employee is enrolled, subject to the terms of those programs.
2.Termination of Employment. In the event that, effective on or following the Effective Date, but on or prior to the Vesting Date, Employee’s employment with the Company or any of its affiliates terminates due to a termination by the Company or its applicable affiliate without Cause (as defined in this Section 2,) or due to death or Disability, then Employee shall be entitled to receive payment of the Retention Bonus on the same terms and conditions described in Section 1, except that the Vesting Date shall be deemed to occur on the effective date of such termination of employment by the Company or its applicable affiliate without Cause- or due to death or Disability. In the event of any other termination of employment on or following the Effective Date but on or prior to the Vesting Date, including, for the avoidance of doubt, a termination by the Company or its applicable affiliate for Cause or a resignation by Employee for any reason, Employee shall forfeit Employee’s right to receive any Retention Bonus payment hereunder. For purposes of this Agreement, “Cause” shall have the same meaning as reflected in any written employment agreement addressing Employee’s employment or, in the absence of any such definition, (a) a material breach or Employee’s willful and substantial non-performance of Employee’s assigned duties and responsibilities (other than as a result of incapacity due to physical or mental illness), (b) a conviction of or no contest plea with respect to bribery, extortion, embezzlement, fraud, grand larceny or any felony or similar conviction under local law involving abuse or misuse of Employee’s position to seek or obtain an illegal or personal gain at the expense of the Company or any of its subsidiaries, or similar crimes, or conspiracy to commit any such crimes or attempt to commit any such crimes, or (c) Employee’s violation of any policy of the Company or any of its subsidiaries to which Employee is subject or Employee’s willful engagement in any misconduct in the performance of Employee’s duties that materially injures the Company or any of its subsidiaries. For purposes of this Agreement, “Disability” shall have the same meaning as reflected in any written employment agreement addressing Employee’s employment or, in the absence of any such definition, shall be as defined in Section 22(e) of the Code, or any successor provision.
3.Section 280G.
(a)Section 280G Gross-Up. Notwithstanding any other provision of any other plan, arrangement or agreement to the contrary, if (i) Employee either (x) remains continuously employed by the Company or any of its affiliates from the Effective Date until the Closing Date or (y) Employee’s employment with the Company or any of its affiliates terminates on or prior to the Closing Date due to a termination by the Company or its applicable affiliate without Cause or due to death or Disability, and (ii) it shall be determined that any Payment (as defined below) in connection with the Merger, including the Retention Bonus, will be subject to the Excise Tax (as defined below), then Employee shall be entitled to receive an additional cash payment (the “Gross-Up Payment”) equal to the sum of the Excise Tax payable by Employee plus an amount such that Employee retains an amount of the Gross-Up Payment that will leave Employee in the same after-tax position as if the Excise Tax had not been imposed, after payment by Employee of all taxes (and any interest or penalties imposed with respect to such taxes), including any federal, state, local or foreign income or employment taxes (and any interest and penalties imposed with respect thereto) on the Gross-Up Payment and the Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed on the Payment itself.
(b)Safe Harbor Amount. Notwithstanding the foregoing, if it is determined that Employee would otherwise be entitled to a Gross-Up Payment but that the total amount of Payments to Employee does not exceed 105% of the maximum aggregate amount of the Payments that would not constitute “excess parachute payments” within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”, and such amount, the “Safe Harbor Amount”), then the Payments shall be reduced to the Safe Harbor

Amount and no Gross-Up Payment shall be made to Employee. In such event, Payments shall be reduced in the following order: (i) first, reduction of cash payments, beginning with those payments most recently scheduled; (ii) second, cancellation of accelerated vesting of equity awards, beginning with the most recently granted awards; and (iii) third, reduction of any other employee benefits. If acceleration of vesting of equity awards is to be reduced, such acceleration shall be cancelled in the reverse order of the date of grant unless Employee elects in writing a different order for cancellation.
(c)Determinations; Pre-Closing Engagement. All determinations required to be made under this Section 3 shall be made by a nationally recognized independent accounting, consulting or law firm that is selected and formally engaged by the Company prior to the Closing Date, such engagement to be completed no later than five business days prior to the anticipated Closing Date (the “Accounting Firm”). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and Employee. All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code). For the purposes of all calculations under Section 280G of the Code and the application of this Section 3, all determinations as to present value shall use 120% of the applicable federal rate (determined under Section 1274(d) of the Code) compounded based on the nature of the payment, as in effect on the Closing Date, but if not otherwise specified, compounded on a semiannual basis. The determination by the Accounting Firm shall be final and binding on the Company and its affiliates and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event that Employee is required by a taxing authority to make a payment of any Excise Tax as the result of an Underpayment, the Accounting Firm shall determine the amount of the Underpayment that has occurred, and any such Underpayment shall be promptly paid by the Company or an affiliate to or for Employee’s benefit. All valuations, determinations and preliminary calculations made by the Accounting Firm prior to the Closing Date for purposes of this Section 3 shall be binding on the Company and its affiliates, successors and assigns for all purposes, including during the period after the Closing Date. Any supplemental determinations required after the Closing Date (including, as a result of any payments triggered by or contingent upon a post-closing termination of employment) shall be performed exclusively by the same Accounting Firm originally engaged by the Company prior to the Closing Date pursuant to this Section 3(c).
(d)Uncertainty. Any uncertainty in the application of Section 4999 of the Code, or any successor provision thereto, at the time of the initial determination by the Accounting Firm hereunder shall be resolved in favor of Employee.
(e)Claims by Taxing Authority. In the event of any claim or audit by a taxing authority with respect to any Excise Tax or Gross-Up Payment, Employee shall: (i) promptly notify the Company of such claim; (ii) take no action with respect to such claim without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed); and (iii) cooperate in good faith with and provide reasonable assistance to the Company in contesting such claim. The Company shall bear all costs and expenses (including any attorney fees and additional interest and penalties) incurred in connection with such contest, shall control the proceedings, and shall indemnify Employee on an after-tax basis for any taxes, penalties and interest imposed as a result. Employee shall retain the right to settle or contest, at Employee’s own expense, any issue that does not affect the amount of any Gross-Up Payment.
(f)Refunds. If Employee receives any refund of Excise Tax with respect to a payment for which a Gross-Up Payment was made, Employee shall promptly remit to the Company the amount of such refund, net of any taxes applicable thereto. If, after the Company makes a payment on Employee’s behalf pursuant to Section 3(c) above, a final determination is made that Employee is not entitled to a refund and the Company does not notify Employee in writing of its intent to contest such determination within 30 days after such determination, the amount of such payment shall offset the Gross-Up Payment otherwise required to be paid.
(g)Payment of the Gross-Up Payment. Any Gross-Up Payment, as determined pursuant to this Section 3, shall be paid by the Company to Employee within ten business days of the receipt of the Accounting Firm’s determination that such a Gross-Up Payment is required; provided that the Gross-Up Payment shall in all events be paid no later than the end of Employee’s taxable year next following Employee’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment is remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 3(e) above that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Agreement, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for Employee’s benefit, all or any portion of any Gross-Up Payment, and Employee hereby consents to such withholding.
(h)Mitigation Cooperation. In exchange for the gross-up protection provided under this Section 3, Employee agrees to reasonably cooperate with the Company, and after the Closing Date with Parent and the Company and their respective affiliates, to implement measures to mitigate the Excise Tax, as determined by the Company in its reasonable discretion prior to the Closing Date. Employee’s obligation to cooperate may include:
(i)Cooperating with the Accounting Firm in the valuation of services provided or to be provided by Employee, including the value of any restrictive covenant, such that payments may qualify as reasonable compensation under Section 280G(b)(4) of the Code; and
(ii)Agreeing to modify the time of any Payment (to the extent permitted under Section 409A of the Code) and, and to execute agreements with the Company that provide for clawback of payments previously made, or the terms of any restrictive covenant, to reduce any excess parachute payment.
(i)Notwithstanding the foregoing: (A) except as provided in Section 3(b) above with respect to a reduction of Payments to the Safe Harbor Amount, no mitigation measure shall materially reduce the total Payments to which Employee is entitled without Employee’s express prior written consent; (B) Employee’s cooperation obligation shall not limit Employee’s right to receive the full Gross-Up Payment if mitigation is unsuccessful or not pursued by the Company; (C) no good faith action by Employee pursuant to a reasonable request under Section 3(h) shall constitute a breach of this Agreement. Additionally, notwithstanding anything in this Section 3 to the contrary, in the event that the Merger Agreement is terminated in accordance with its terms, or in the event that, on or following the Effective Date but on or prior to the Closing Date, Employee’s employment with the Company or any of its affiliates is terminated for any reason other than by the Company or any of its affiliates without Cause or due to death or Disability, including for the avoidance of doubt, a termination by the Company or its applicable affiliate for Cause or a resignation by Employee for any reason, then Employee’s rights under this Section 3 will be deemed immediately canceled and terminated, and Employee shall have no right to receive any payments or benefits pursuant to this Section.
(j)Certain Definitions. The following terms shall have the following meanings for purposes of this Agreement:
(i)“Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
(ii)“Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for Employee’s benefit, whether paid or payable pursuant to this Agreement or otherwise, including any payment or benefit that is contingent on a change in ownership or control of the Company within the meaning of Section 280G of the Code and the regulations promulgated thereunder (including any payment triggered by or contingent upon a termination of employment on or following the Closing Date to the extent treated as a parachute payment under such regulations).
4.Restrictive Covenants.

(a)Acknowledgment; Existing Restrictive Covenant Obligations. Employee acknowledges that, during Employee’s employment or other service with the Company and its subsidiaries (the “Company Group”), Employee has had and will have access to Confidential Information, trade secrets, customer and business relationship goodwill, strategic plans, pricing and financial information, employee and personnel information, and other legitimate business interests of the Company Group. Employee further acknowledges that the covenants in this Section 4 are reasonable and necessary to protect those interests and are a material inducement to the Company’s entry into this Agreement and payment of the Retention Bonus contemplated hereby. Employee further acknowledges and agrees that Employee is subject to certain confidentiality, proprietary information, invention assignment, non-solicitation and other restrictive covenant obligations pursuant to Employee’s existing agreements between Employee and one or more members of the Company Group (collectively, the “Existing Restrictive Covenant Obligations”). Nothing in this Agreement is intended to amend, replace, limit or supersede any Existing Restrictive Covenant Obligations, all of which shall remain in full force and effect in accordance with their respective terms. The restrictions contained in this Section 4 are in addition to, and not in lieu of, any Existing Restrictive Covenant Obligations. To the extent any restriction or definition contained in this Section 4 overlaps with an Existing Restrictive Covenant Obligation, such restrictions or definitions shall be construed as complementary and cumulative to the maximum extent permitted by applicable law, and nothing herein shall be construed to limit the Company’s right to enforce any Existing Restrictive Covenant Obligations.

(b)Confidentiality.

(i)During Employee’s employment or service with the Company Group and at all times thereafter, Employee shall not, directly or indirectly, use, disclose, copy, transmit, remove or make available any Confidential Information except (i) as may be required by law or any legal process, any statutory obligation or order of any court of competent jurisdiction, (ii) as provided in Section 4(f) below, or (iii) as is necessary in connection with any adversarial proceeding against any member of the Company Group; (iv) as required in the ordinary course of Employee’s duties for the benefit of the Company Group; or (v) as expressly authorized in writing by the Company. In the case of clauses (i) and (iii), Employee shall use reasonable best efforts to protect Confidential Information from unauthorized use or disclosure, including but not limited to, cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction.

(ii)“Confidential Information” means any information not generally known and proprietary to any or all members of the Company Group and includes, without limitation, the following: all information and data developed or acquired by Employee in the course of Employee’s employment with the Company Group; data or conclusions or opinions formed by Employee in the course of employment; policies and procedures; manuals; trade secrets; methods, procedures or techniques pertaining to the business of the Company Group or any customer or supplier of any member of the Company Group; specifications for products or services; systems; price lists; marketing plans; sales or service analyses; financial information; customer names or other information; vendor names or other information; employee names or other information; research and development data; diagrams; drawings; media; notes, memoranda and notebooks; and all other records or documents that are handled, seen or used by Employee in the course of employment. Confidential Information may be contained in the Company Group’s product designs, tolerances, tooling, marketing plans or proposals or customer lists, the particular needs requirements of customers and the identity of customers, and potential customers. Information shall be treated as Confidential Information irrespective of its source, and all information that is identified as being “confidential” or “trade secret” shall be presumed to be Confidential Information. Notwithstanding the foregoing, Confidential Information does not include any information that is (A) in the public domain or enters the public domain through no violation of obligations Employee owes to any member of the Company Group or violation by another person or entity of some other obligation to any member of the Company Group; (B) disclosed to Employee other than as a result of Employee’s capacity as an employee of any member of the Company Group by a third party not subject to an obligation to maintain the information in confidence; or (C) already known by Employee other than as a result of Employee’s past relationship with the Company Group (or its predecessors) and is evidenced by written documentation existing prior to such disclosure. Specific technical and business information shall not be deemed to be within the preceding exceptions merely because it is embraced by more general technical or business information within such exceptions, nor shall a combination of features be deemed to be within such exceptions merely because the individual features are within such exceptions.

(c) Non-Solicitation; Non-Interference. During Employee’s employment or service and for twelve (12) months following termination of Employee’s employment or service for any reason, Employee shall not, directly or indirectly:

(i)solicit, induce, encourage, divert or attempt to solicit, induce, encourage or divert any Client or Prospective Client for the purpose of providing products or services that are competitive with any products or services of the Company Group as to which Employee performed services, supervised services, had material involvement or received Confidential Information;

(ii)induce, encourage or attempt to induce or encourage any supplier, vendor, contractor, consultant, referral source, partner, licensor, licensee or other material business relationship of the Company Group to terminate, reduce, restrict or materially diminish its relationship with the Company Group; or

(iii)solicit, recruit, hire, induce or attempt to induce any Personnel to terminate, reduce or alter such person’s employment or service relationship with the Company Group or to provide services to any other person or entity. This Section 4 shall not be violated by general solicitations or advertisements not targeted at Personnel.

(iv) Notwithstanding anything in this Section 4(c) to the contrary, Section 4(c)(i) and (ii) shall not apply to Employee if such individual’s primarily work location or residence is in California on or after the date of this Agreement or as of Employee’s termination date.

(d)Certain Definitions. For purposes of this Section 4:

(i) “Client” means any customer, client or active business relationship of the Company Group with whom or which, during the twelve (12) months preceding the date of this Agreement, Employee had material contact, performed services, supervised services, or about whom or which Employee received Confidential Information.

(ii)“Competitive Business” means any business, product line or service that competes with any business, product or service conducted, offered, planned or actively developed by the Company Group as of the date of this Agreement, but only to the extent Employee performed services for, supervised, supported, received Confidential Information regarding, or otherwise had material involvement with such business, product or service.

(iii)“Personnel” means any employee, consultant, contractor, officer, or other service provider of the Company Group with whom Employee worked, whom Employee supervised, about whom Employee received Confidential Information, or with whom Employee had material business-related contact during the twelve (12) months preceding the date of this Agreement.

(iv)“Prospective Client” means any person or entity with whom or which, during the twelve (12) months preceding the date of this Agreement, the Company Group had material business-development, proposal, bid, presentation or similar discussions in which Employee participated or about whom or which Employee received Confidential Information.

(v)“Restricted Territory” means each geographic area in which, as of the date of this Agreement, the Company Group conducted, offered, planned or actively developed any business, product or service as to which Employee performed services, supervised personnel, had material involvement, or received Confidential Information.

(e)Protected Rights and Permitted Disclosures. Notwithstanding any other provision of this Agreement, nothing in this Agreement shall prohibit Employee from confidentially or otherwise (without informing the Company Group) (i) communicating or filing a charge or complaint with, participating in an investigation by or giving truthful testimony or statements to any federal, state or local governmental agency or regulatory (including self-regulatory) entity including, without limitation, concerning alleged or suspected criminal conduct or unlawful employment practices; (ii) requesting or receiving confidential legal advice at Employee’s own expense; (iii) exercising any protected right to communicate about lawfully acquired compensation information or other working conditions; (iv) making any other disclosures that are protected under the whistleblower provisions of applicable federal law or regulations; (v) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Employee has reason to believe is unlawful; or (vi) receiving an award for providing information to any federal, state or local governmental agency or regulatory entity. Employee acknowledges and agrees that, in connection with any disclosures consistent with Section 4(e)(i), (iv) or (v) Employee must and shall inform such agency or entity of the confidential nature of any Confidential Information that Employee provides. Employee further acknowledges and agrees that notwithstanding anything in this Section 4 to the contrary, Employee is not permitted to disclose any information that is protected by the attorney-client privilege or any other privilege belonging to any member of the Company Group, as no member of the Company Group waives, and each member of the Company Group intends to preserve, such privileges.

The U.S. Defend Trade Secrets Act of 2016 provides that: (1) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement prohibits or creates liability for any such protected conduct.

(f)Reasonableness; Reformation. Employee acknowledges that the restrictions in this Section 4 are reasonable in scope, duration and other respects and are necessary to protect the legitimate business interests of the Company Group and the Merger and are a material inducement to the payment of the Retention Bonus contemplated hereby. If any restriction is determined by a court of competent jurisdiction to be overbroad, invalid or unenforceable, the parties intend that such restriction be modified, reformed or enforced to the maximum extent permitted by applicable law.

(g) Remedies. Consistent with the Existing Restrictive Covenant Obligations, Employee acknowledges that a breach or threatened breach of this Section 4 would cause irreparable harm for which monetary damages would be an inadequate remedy. Accordingly, in addition to any other rights or remedies available at law or in equity, the Company Group shall be entitled to seek temporary, preliminary and permanent injunctive relief, specific performance and other equitable relief, without the necessity of proving actual damages or posting bond, to the maximum extent permitted by applicable law, in any court of competent jurisdiction.

(h)Survival. Employee’s obligations under this Section 4 shall survive the termination of Employee’s employment or service and the termination or expiration of this Agreement, in each case in accordance with their terms. To the extent any restriction contained in this Section 4 is unenforceable under applicable law, such unenforceability shall not affect the enforceability of any Existing Restrictive Covenant Obligation, which shall remain in full force and effect in accordance with its terms.

5.Scope of Agreement. Nothing in this Agreement shall be deemed to entitle Employee to continued employment with the Company or its affiliates for any period of time.
6.Successors; Binding Agreement. This Agreement is enforceable upon and by the Company, its affiliates and any successor to the Company (including the surviving entity following the Merger) and may, upon written notice to Employee, be assigned or transferred by the Company to, and shall be binding upon and inure to the benefit of, any parent, subsidiary or other affiliate of the Company or any entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets, stock or business of the Company. Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Employee. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.
7.Notices. For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when received if delivered personally, by email, or by a reputable overnight delivery service that tracks its deliveries, such as Federal Express or DHL. If notices are sent by certified mail, postage prepaid, return receipt requested, notice will be deemed duly given on the date that receipt is acknowledged. Notices shall be addressed as follows:
(i)if to Employee, to the home address of Employee maintained in the Company’s business records, and if to the Company, to Bio-Techne Corporation, 614 McKinley Place N.E., Minneapolis, MN 55413, ATTN: [●], or

(ii)to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
8.Governing Law; Forum Selection; Severability; Survival. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Minnesota without regard to its conflict of laws principles. The parties hereby irrevocably consent to, and agree not to object or assert any defense or challenge to, the jurisdiction and venue of the state and federal courts sitting in Minneapolis, Minnesota and agree that any claim under this Agreement shall be brought in any such court. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. This Agreement shall terminate immediately following the payment of the Retention Bonus; provided, however, [that if the Company has any outstanding obligation to make a payment under Section 3 of this Agreement, then Section 3 shall remain in full force and effect until the date on which the Company has fully satisfied its obligations under such Section; and, provided further, that Sections 3 through 11 (inclusive) shall remain in full force and effect following the termination of this Agreement to the extent necessary to carry out the full intent and purposes of each such Section.
9.Section 409A Compliance. Any payment under this Agreement is intended to comply with or be exempt from the application of Section 409A of the Code (“Section 409A”) to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as “short-term deferrals” pursuant to Treasury regulation §1.409A-1(b)(4) and this Agreement shall be interpreted and construed in a manner that avoids the imposition of excise taxes and other penalties under Section 409A (“409A Penalties”). All references in this Agreement to Employee’s termination of employment shall mean a separation from service within the meaning of Section 409A. Each payment under this Agreement shall be designated as a separate payment within the meaning of Section 409A. Any payment under this Agreement which is conditioned upon Employee’s execution of a release of claims which is to be paid during a designated period that begins in one taxable year and ends in a second taxable year shall be paid in the second taxable year. Notwithstanding any other provision in this Agreement, if on the date of Employee’s separation from service (as defined in Section 409A) (a) the Company is a publicly traded corporation and (b) Employee is a “specified employee,” as defined in Section 409A, then to the extent any amount payable under this Agreement upon Employee’s separation from service constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A, that under the terms of this Agreement would be payable prior to the six month anniversary of Employee’s separation from service, such payment shall be delayed until the earlier to occur of (i) the first day of the seventh month following Employee’s separation from service or (ii) the date of Employee’s death. In the event that the terms of this Agreement provide deferred compensation within the meaning of Section 409A and do not comply with such section and regulations promulgated thereunder, the parties will cooperate diligently to amend the terms of this Agreement to avoid 409A Penalties, to the extent possible. Notwithstanding the foregoing, under no circumstances will the Company be responsible for any taxes, penalties, interest or other losses or expenses incurred by Employee due to any failure to comply with Section 409A.
10.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. A facsimile, photo or other electronic copy of this Agreement (or any counterpart hereof) shall be deemed to be an original.
11.Miscellaneous.
(a)This Agreement constitutes the final, complete and exclusive embodiment of the entire agreement and understanding between Employee and the Company related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements or representations by or between Employee and the Company, written or oral. The Section headings used herein are for convenience of reference only and are not to be considered in construction of the provisions of this Agreement.
(b)No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is agreed to in writing and signed by Employee and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Employee or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Employee or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Employee has executed this Agreement as of the date first set forth above.

BIO-TECHNE CORPORATION

By:

Name:
Title: EMPLOYEE

Name: [______]